                       OPERATING AND MANAGEMENT AGREEMENT

         THIS AGREEMENT, made as of the 23rd day of September, 1983, by and between POSADAS DE PUERTO RICO ASSOCIATES, INCORPORATED, a Delaware corporation ("Owner"), and POSADAS DE AMERICA CENTRAL, INC., a Delaware corporation (formerly, Wilkoa Management Corporation) ("Manager").

                              W I T N E S S E T H:

         WHEREAS, Owner owns a hotel in the Condado Beach area of San Juan, Puerto Rico known as the Condado Holiday Inn Hotel;

         WHEREAS, the Owner leases from Posadas de Flamboyan Associates, a New York limited partnership ("Flamboyan"), the building known as the Laguna Wing (the Condado Holiday Inn Hotel and Sands Casino and the Laguna Wing are hereinafter collectively referred to as the "Condado") and

         WHEREAS, the Condado has heretofore been managed by Posadas de America Central, S.A., a Panama corporation, pursuant to a management agreement which has been terminated on the date hereof; and

         WHEREAS, the parties mutually desire Manager to assume the supervision, direction and control of the operation and management of the Condado on behalf of Owner;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereby agree as follows:








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         1. Appointment of Manager.

            1.1 Appointment and Term. Owner hereby appoints and employs Manager to act as its agent for the supervision, direction and control of the operation and management of the Condado on Owner's behalf, upon the terms and conditions hereinafter set forth, for a term of 20 years beginning as of September 23, 1983 (the "Commencement Date") and ending September 22, 2003. Manager hereby accepts such appointment and agrees to supervise, direct and control the operation and management of the Condado during the term of this Agreement upon the terms and conditions hereinafter set forth.

            1.2 Relation of the Parties. Subject to the provisions of this Agreement, Manager shall have complete control and discretion in the management of the Condado and shall be free from interruption or disturbance in managing the Condado. Notwithstanding anything herein to the contrary, in performing its duties hereunder, (a) Manager shall observe and carry out such rules, regulations, policies, directions and restrictions as the Board of Directors of Owner shall from time to time establish, and (b) Manager shall act only as the appointed agent or representative of Owner, and nothing in this Agreement shall be construed as creating a tenancy, partnership, joint venture or any other relationship between the parties hereto except that of principal and agent.

         2. Budgets.

            2.1 General Policy. It is the intention of the parties to operate the Condado at all times in accordance with pre-established operating, capital and cash flow budgets which will be prepared by Manager and reviewed and approved by Owner. All budgeting, planning, accounting records and reports will be based upon generally accepted accounting principles


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consistently applied and the Uniform System of Accounts for Hotels,  copyrighted by the Hotel Association for New York City, 7th edition of 1977, as amended from time to time.

            2.2 Fiscal Year. For all purposes under this Agreement, Condado's fiscal year ("Fiscal Year") will be the twelve-month period ending on June 30 or such other period as Owner shall designate.

            2.3 Budgets. Manager has heretofore submitted to Owner preliminary operating, capital and cash flow budget for the period commencing July 1, 1983 and ending June 30, 1984, which budgets are being reviewed by Owner. As promptly as practicable after the Commencement Date, Manager shall prepare and submit to Owner long-range operating, capital and cash flow budgets and a pro forma profit projection ("Long-Range Budget") for the subsequent five Fiscal Years. The Long-Range Budget will be updated and extended annually. The Long-Range Budget is to be treated as a planning tool and is not to be regarded as final until incorporated in an annual budget.

            2.4 Annual Budgets. For each Fiscal Year hereunder after the first Fiscal Year, Manager shall submit to Owner at least 60 days before the beginning of such Fiscal Year, detailed operating, capital and cash flow budgets ("Annual Budgets"). Manager may not implement the expenditures provided for in such budgets until the Annual Budgets have been approved by the Board of Directors of Owner, such approval to be evidenced by the minutes of the meeting of such Board or the unanimous written consent of such Board. After such approval, Manager may, if reasonably deemed by Manager to be in the best interests of the Condado, exceed the expenditures provided in the capital budget and the discretionary expenditures provided in the operating budget in each material category by up to five percent


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for any Fiscal Year of  operation  hereunder  without  obtaining  prior  written approval of Owner. The Annual Budgets will be updated semi-annually.

         3. Operation.

            3.1 Operational Standards, Etc. Manager shall, at the expense of Owner, operate the Condado as a first class resort hotel in accordance with the provisions of this Agreement and the guidelines and policies established by the Owner.

         Owner hereby warrants to Manager uninterrupted control and operation of the Condado during the term of this Agreement, unless this Agreement is earlier terminated pursuant to the provisions of Section 6 hereof. Owner shall not interfere or involve itself with the day-to-day operation of the Condado. Manager shall have absolute discretion in the determination of room rates, food and beverage menu prices, and charges to guests for other services performed by Condado for guests. Such absolute control and discretion shall extend to the use of the Condado for all customary purposes, including, the terms of admittance to the Condado for rooms, for commercial purposes, for privileges of entertainment, the labor policies of the Condado and all phases of publicity and promotion.

         Manager shall, on behalf of and with the cooperation of Owner and at Owner's sole expense, obtain all necessary licenses, findings of suitability, approvals and permits from the applicable governmental authorities (the "Puerto Rico Authorities"), including the Secretary of the Treasury of the Commonwealth of Puerto Rico and any other governmental body or agency having authority over gaming, as may be required for the operation of the Condado as a hotel throughout the term of this Agreement, including without limitation, such liquor, bar, restaurant, gaming, sign and hotel licenses as may be required for the operation of the Condado as a first


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class resort hotel. Manager undertakes to comply with the rules, regulations and orders of the Puerto Rico Authorities and with any conditions set out in any such licenses and permits and at all times to operate and manage the Condado in accordance with such conditions and any other requirements of the law.

            3.2 Personnel. Manager, as agent for Owner, shall hire, supervise, direct the work of, discharge, and determine the compensation and other benefits of all personnel working in the Condado, all of whom shall be in the sole employ of Owner and not in the employ of Manager. Manager shall be the sole judge of the fitness and qualifications of such personnel and shall have absolute discretion in the hiring, supervision, direction, discharging and determination of the compensation and other benefits of such personnel during the course of their employment. Manager shall in no way be liable to such personnel for their wages, compensation or other benefits (including, without limitation, severance, and termination pay), nor to Owner, and Owner shall not interfere with or give orders or instructions to personnel employed at the Condado for any act or omission on the part of such personnel. Owner shall reimburse Manager for any employee incentive programs that Manager institutes for its employees managing the Condado upon prior notice to and consent by Owner to the institution of such programs, which consent shall not be unreasonably withheld. Manager shall employ a General Manager and such other key personnel as deemed necessary to be employed by Manager for the successful operation of the Condado. Manager shall pay the salary of such General Manager and other key personnel and other compensation or other benefits, for which Manager shall be reimbursed by Owner. If such personnel perform services for other hotels managed by Manager, such


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personnel's salary and other compensation and benefits shall be fairly allocated as agreed by Owner and Manager.

         The costs, fees, compensation or other expenses of any persons engaged by Owner or Manager to perform duties of a specialist in nature, related to the operation, maintenance or protection of the Condado, such as attorneys, independent accountants and the like, shall be borne by Owner and shall not be the responsibility of Manager.

            3.3  Sales  and   Promotion.   Manager  may  cause  the  Condado  to
participate in sales and promotional campaigns and activities involving complementary rooms and food and beverages to bona fide travel agents, tourist officials and airline representatives. Manager shall have the right to grant complementary rooms and food and beverages to the General Manager and other key personnel and their families, or to others wherein such is customary in the hotel industry.

         Owner agrees that no influence will be brought on Manager or the General Manager relating to the granting or extension of credit. Credit facilities shall be given by Manager in its discretion and in accordance with Manager's standard practice.

         Manager  may  alter  room  rates  or  other   charges   without   prior
consultation  with  Owner.

         Manager, on behalf of Owner, shall institute and supervise a sales and marketing program, and Manager shall coordinate with tour programs marketed by airlines, travel agents and government tourist departments when Manager determines such programs are in the best interest of Owner.


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         3.4 Maintenance and Capital Replacement.

            3.4.1 Owner and Manager recognize the necessity of a program of replacement of furnishings and equipment and the need to cause the Condado to continue to be furnished, equipped and landscaped as a first class resort hotel. In furtherance of this purpose, Owner shall expend each year not less than $1,2000,000 for a reserve (the "Capital Replacement and Improvement Reserve"), provided there is sufficient "Cash Available from Operations." "Cash Available from Operations" shall be determined by deducting from Gross Revenues (as hereinafter defined) all operating expenses, including the deduction of the Basic and Incentive Management Fees, including any Deferred Fees (as hereinafter defined); rental payments for the Laguna Wing; all premiums for insurance maintained pursuant to Sections 5.1 and 5.2 of this Agreement; any Condado Operating Loss Carryforward (as hereinafter defined); property taxes and taxes on income; interest charges and debt servicing for borrowed money; dividends and redemption payments on the Class A preferred stock, without par value, of Owner (the "Class A Preferred Stock"); and by further deducting from Gross Revenues the amount of advances by way of loans or capital contributions, made for purposes of funding the Capital Replacement and Improvement Reserve.
Expenditures in any year in excess of $1,200,000 shall be deemed credited against subsequent years' requirements under this Section 3.4.1.

            3.4.2 Manager is authorized to make and enter into in the name of, for the account of, and at the expense of Owner all such reasonable contracts and agreements as are consistent with the Annual Budget and are in Manager's opinion necessary for the operation, supply and maintenance of the Condado and to pay the same when due from the Condado's accounts. Manager shall be required to obtain the consent of Owner before entering into any


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contract,  agreement or purchase involving any structural repair,  alteration or rehabilitation of the Condado or the repair or replacement of any furnishings, fixtures or equipment contained therein if not provided for in the Annual Budget and if the amount payable under such contract exceeds the sum of $25,000.

            3.5 Accounting Services. As an expense of Owner, Manager shall maintain an accurate accounting system in connection with its management of the Condado. The books and records shall be kept in accordance with Section 2.1 of this Agreement, shall be maintained at the Condado, and shall be the property of the Owner. Manager shall comply with all requirements in respect of internal controls and accounting and shall prepare all required reports under the rules and regulations of the Puerto Rico Authorities or any other applicable law and/or regulation.

         As an expense of Owner, a certified audit of the Condado shall be performed annually by Ernst and Whinney or another independent accounting firm mutually acceptable to Owner and Manager and at least one copy thereof shall be furnished to each party. Nothing herein contained shall prevent Manager's or Owner's shareholders or their duly authorized designees or their independent accounting firms from examining the books and records of the Condado.

         On or before the 25th day of each month, Manager shall furnish Owner with a statement for the preceding calendar month of the gross income received from rooms, food and beverages, gaming and other sources, guest room occupancy percentage, average room rate and total expenses paid by category during the said month, such statement to be prepared in accordance with Section 2.1 of this Agreement. On or before the 25th day following each of the first three fiscal quarters, Manager shall furnish Owner with such information as Owner shall request and


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as shall be necessary for reports filed by Owner's parent  corporations with the
Securities and Exchange Commission or other governmental entities.

            3.6 Bank Accounts. Manager shall establish such bank accounts as Manager and Owner deem appropriate for the operation of the Condado.

            3.7 Concessions. Manager is authorized to consummate, in the name of and for the benefit of Owner, reasonable arms' length arrangements and leases with concessionaires, licensees, tenants and other intended users of any facilities related to the Condado. Copies of all such arrangements and leases shall be furnished to Owner.

         4. Compensation of Manager.

            4.1 Basic Compensation for Management Services. In consideration for all services rendered by Manager hereunder, Owner shall pay to Manager, subject to the provisions of Sections 4.3 of this Agreement, a basic management fee (the "Basic Management Fee"). The Basic Management Fee, which shall be incurred on behalf of hotel operations and shall be payable from solely hotel revenues, shall be computed and paid based on 1.8% of Gross Revenues. The Basic Management Fee shall be payable monthly based on the monthly operating statements prepared in accordance with Section 3.5 of this Agreement, subject, however, to exceeding base levels, adjustment and offset, as provided in Section 4.3 of this Agreement, and subject to the provisions of the succeeding sentence. Anything herein to the contrary notwithstanding, no payment of the Basic Management Fee for any period shall be made to the extent such fee would reduce Condado Gross Operating Profits for that period below zero. All Basic Management Fees which are not so paid by reason of the preceding sentence ("Deferred Fees") shall be carried forward and payable promptly, without interest, after receipt of audited


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financial  statements  for the next  fiscal  year which  reflect  Condado  Gross
Operating Profits, but only to the extent of such profits if such profits are less than the Deferred Fees, and all Deferred Fees then remaining unpaid shall be similarly carried forward to succeeding years. For example, if for a Fiscal Year the Basic Management Fee earned would be $700,000 and the Condado Operating Loss (as hereinafter defined) would be $200,000, $500,000 of the Basic Management Fee shall be paid and $200,000 shall be carried forward as a Deferred Fee. If for the following fiscal year, the Condado Gross Operating Profits would be $300,000 prior to giving effect to such Deferred Fee, the Deferred Fee shall be paid in full, and the Condado Gross Operating Profits for such year for purposes of determining the Incentive Management Fee (as hereinafter defined) shall be $100,000.

            4.2 Incentive  Management Fees. Subject to the provisions of Section
4.3 of this Agreement, for each Fiscal Year while this Agreement is in effect Owner shall pay Manager an incentive management fee (the "Incentive Management Fee"), which shall be incurred on behalf of hotel operations and shall be payable solely from hotel revenues, computed and paid based on 12% of Condado Gross Operating Profits which Incentive Management fee shall be payable annually promptly after receipt of audited financial statements for such Fiscal Year.

            4.3 Base Levels; Fee Adjustment; Offset for Losses. No Basic Management Fee or Incentive Management Fee shall be deemed earned or payable in respect of a particular Fiscal Year unless the aggregate of the Basic Management Fee and Incentive Management Fee for such Fiscal Year exceeds the base level for that year set forth below, and then Manager shall be entitled only to fees in excess of such base levels. The base levels are as follows:


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            Fiscal Year Ended In                         Base Level
            --------------------                         ----------
                    1984                                  $724,000

                    1985                                   707,200

                    1986                                   690,400

                    1987                                   673,600

                    1988                                   656,800

                    1989                                   500,000

                    1990 and thereafter                       0


For example, if for the Fiscal Year ended in 1985, Gross Revenues are $40,000,000 (received $3,333,333 per month), and Condado Gross Operating Profits are $6,000,000, the Basic Management and Incentive Management Fees shall be calculated and paid as follows: (i) the Basic Management Fee would be $60,000 per month ($3,333,333 x 1.8%) (this would not be paid monthly since the 1985 base level would not be reached prior to year end); and (ii) the Incentive Management Fee would be $720,000 ($6,000,000 x 12%). The actual fees payable for the Fiscal Year Ended in 1985 would be $732,800 ($720,000 + $720,000 - $707,200)
which would be paid promptly after receipt of audited financial statements for the Fiscal Year. Basic Management Fees paid or payable to Manager prior to the end of any Fiscal Year will be subject to verification and adjustment after receipt of the audited financial statements for the applicable fiscal year. The Basic Management Fee, the Incentive Management Fee, the base levels and the basis upon which they are predicated with respect to any short Fiscal Year shall be prorated and calculated on a straight line basis (for example, five-twelfths (5/12ths) for a five-month Fiscal Year). If the computation of Condado Gross Operating Profits for any Fiscal Year during the term of this Agreement shall result in a negative number (a "Condado Operating Loss Carryforward"), such Condado Operating Loss Carryforward shall be carried forward and offset


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against Condado Gross Operating Profits of succeeding  periods.  Notwithstanding anything herein to the contrary, (a) no Basic Management Fee in respect of any month shall be payable until all of the principal and interest due and payable during such month with respect to the $16,000,000 borrowed by Williams Electronics, Inc. from Ponce Federal Savings and Loan Association of Puerto Rico and participating banks, and guaranteed by Owner (the "Ponce Loan"), all dividends and redemption payments on the Class A Preferred Stock and all rental payments and other amounts the due to Flamboyan pursuant to the Lease Agreement, dated the date hereof, between Owner and Flamboyan, shall have been paid or provided for by Owner, and (b) no Incentive Management Fee in respect of any Fiscal Year shall be payable until all principal and interest due and payable during said Fiscal Year in respect of the Ponce Loan, all aforesaid Class A Preferred Stock dividend and redemption payments and all rental payments and other amounts then due to Flamboyan pursuant to the aforesaid Lease Agreement, shall have been paid or provided for by Owner.

         4.4 Certain Definitions. For purposes of this Agreement:

             4.4.1 "Gross Revenues" shall mean all gross revenues from Condado operations, such as rooms, food and beverage, telephone, telex, net wins and other receipts (exclusive of tips, taxes collected and remitted to others, and the value of complimentary rooms, food and beverages, except those purchased by the casino) including, without limitation, rentals or other payments from lessees, licensees, or concessionaires (but not including the concessionaires' receipts), minus credits and refunds made to customers, guests or patrons. Subject to the foregoing adjustments, Gross Revenues shall be determined in accordance with generally accepted accounting principles and the Uniform System of Accounts for Hotels as set


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forth in Section 2.1 of this Agreement, it being understood that Gross Revenues, as used herein shall mean the same as "net sales" as defined in the said Uniform System of Accounts for Hotels, except that in the event of conflict the definition of "Gross Revenues" herein shall be controlling.

             4.4.2 "Condado Gross Operating Profits" and "Condado Operating Loss" shall be determined by deducting from the sum of Gross Revenues all operating expenses, including the deduction of the Basic Management Fee earned (including any deferred Fees), rental payments for the Laguna Wing, all premiums for insurance maintained pursuant to Sections 5.1 and 5.2 of this Agreement and previously unused Condado Operating Loss Carryforward, but prior to deducting
(i) depreciation of buildings, plants, furniture, fixtures and equipment; (ii) bank interest charges and debt servicing incurred for capital expenditures, but not bank interest charges and debt servicing incurred for working capital; (iii) property taxes and taxes on income; (iv) capital expenditures including replacement of furniture, fixtures and equipment; and (v) the Incentive Management Fee.

         5. Insurance.

            Manager shall procure and maintain, on behalf of and at the expense of Owner, at all times during the term hereof, the following insurance:

            5.1 Adequate insurance to at least 80% of the full insurable value of the Condado, with responsible companies, against loss or damage to the Condado and its contents from fire, boiler explosion and such other extended coverage risks and casualties as shall be customarily insured against in the vicinity with respect to hotels of similar character.


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            5.2  Business  interruption  insurance  to cover  profits  lost as a result of any such interruption, use and occupancy insurance against loss or damage by fire and the hazards included in an extended coverage endorsement, including riot, civil commotion and insurrection, all of said use and occupancy coverage to be effective simultaneously with Owner's placing the other insurance above.

            5.3 Public and automobile liability insurance, elevator liability insurance, and insurance against theft of or damage to guests' property, all in such amounts as either Manager or Owner shall deem necessary;

            5.4 Comprehensive Dishonesty, Disappearance, and Destruction (3-D) Coverage, Insuring Agreement I - Employee Dishonesty and Insuring Agreement V - Depositors Forgery, all in such amounts as either Manager or Owner shall deem necessary, such insurance to cover employees on Manager's payroll.

            5.5 Insurance against such other operating risks against which it is now or hereafter may be customary to insure in the operation of similar properties, and other insurance which ether Manager or Owner shall deem advisable; and

            5.6 Such Worker's Compensation, Employer's Liability or similar insurance as may be required by law.

                Anything herein to the contrary notwithstanding, Owner shall have the right annually to approve all insurance policies and carriers. Manager shall submit to Owner at least 60 days before the beginning of each Fiscal year a summary of the insurance coverage maintained by Manager with respect to the Hotel, and Owner shall have 30 days thereafter to approve such insurance coverage. If Manager receives no written notice from Owner within


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such 30 day period,  the insurance program shall be deemed approved by Owner for such Fiscal year.

         6. Termination.

            6.1 Casualty Damage. If the Condado is damaged and rendered substantially unusable by fire or other casualty, and if owner elects, in its sole discretion, not to restore and operate the Condado as a hotel thereafter, this Agreement shall terminate as of the date of such total damage. Manager shall have no right to any of the proceeds of insurance maintained by Owner with respect to the Condado.

            6.2 Condemnation. If any substantial part of the Condado is taken by condemnation by competent authority, and if Owner elects, in its sole discretion, not to continue to operate the Condado as a hotel thereafter, this Agreement shall terminate as of the date of such taking. Manager shall have no right to any award for any condemnation, whether a partial condemnation or a condemnation of a substantial part of the Condado, made to Owner.

         7. Miscellaneous.

            7.1 Entire Agreement. This Agreement constitutes the entire Agreement of the parties with respect to the subject matter hereof. No change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

            7.2 Counterparts. This Agreement may be executed in one or more counterparts, and shall become effective when one or more counterparts has been signed by each of the parties.


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            7.3  Notices.  Any  and  all  notices  or  other  communications  or deliveries required or permitted to be given pursuant to any of the provisions of this Agreement shall be deemed to have been duly given for all purposes if sent by certified or registered mail, return receipt requested and postage prepaid, hand delivered or sent by telegraph or telex as follows:

                  If to Owner, at:

                  c/o Williams Electronics, Inc.
                  767 Fifth Avenue
                  New York, New York  10153
                  Attention:  Mr. Norman J. Menell

                  with a copy to:

                  Golenbock and Barell
                  645 Fifth Avenue
                  New York, New York  10022
                  Attention:  Justin M. Golenbock, Esq.

                  If to Manager, at:

                  c/o Koffman
                  300 Plaza Drive
                  Binghampton, New York  13903
                  Attention:  Mr. Burton I. Koffman

                  with copies to:

                  Mr. Hugh A. Andrews
                  c/o Condado Holiday Inn Hotel
                  999 Ashford Avenue
                  San Juan, Puerto Rico  00907

                  and

                  Beveridge & Diamond, P.C.
                  1333 New Hampshire Avenue, N.W.
                  Washington, D.C.  20036
                  Attention:  Albert J. Beveridge, III, Esq.


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or at such other address as any party may specify by notice given to other party in accordance with this Section 7.3. The date of giving of any such notice shall be the date of hand delivery, the date following the posting of the mail or delivery to the telegraph company or when sent by telex.

            7.4 Waivers. No waiver of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in writing.

            7.5 Severability. Should any clause, section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Agreement which can be effected without such illegal clause, section or part shall nevertheless continue in full force and effect.

            7.6 Choice of Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York.

            7.7 Non-Assignability. This Agreement and the various rights ad obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of all other parties hereto and any attempt to assign this Agreement shall be void and of no effect.

            7.8 Captions. The headings or captions under sections of this Agreement are for convenience and reference only and do not in any way modify, interpret or construe the intent of the parties or effect any of the provisions of this Agreement.


                                       17







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


         IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be signed on the date and year first above written.

                                              POSADAS DE PUERTO RICO ASSOCIATES,
                                                INCORPORATED


                                              By: /s/
                                                  ------------------------------
                                                  Norman J. Menell, Chairman
                                                  of the Board and President

/s/
---------------------------
Assistant Secretary

[SEAL]

                                              POSADAS DE AMERICA
                                                CENTRAL, INC.

                                              By: /s/
                                                  ------------------------------
                                                  Hugh A. Andrews, President

/s/
----------------------------
Secretary

[SEAL]


                                       18





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